EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Lakes Aviation, Ltd.:

We consent to the use of our reports dated April 5, 2011, with respect to the balance sheets of Great Lakes Aviation, Ltd. (the Company) as of December 31, 2010 and 2009, and the related statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 5, 2011 contains an explanatory paragraph that states that the Company has significant debt payments and maturities due in 2011. The Company’s cash flows from operations are not sufficient to fund these debt obligations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Denver, Colorado

September 7, 2011